OPPORTUNITY PARTNERS L.P.
(914) 747-5262				Fax: (914) 747-5258

				July 31, 2000

Dear Fellow Captec Shareholder:

Do you remember December 20, 1999? Many Captec shareholders will never forget it. That was the day that Patrick L. Beach, Captec's CEO, announced his infamous plan to eliminate its tax-advantaged REIT status and slash your dividend from $1.52 to $0.44 per year. It was also the day that Captec's stock price fell by 30%. Shortly thereafter, it fell to $6 per share. Ouch!

Soon afterward, some distraught Captec shareholders contacted us for help in derailing Mr. Beach's plan. We then notified management that we would solicit proxies to oppose the de-REITing scheme. At first, Mr. Beach stood firm. Finally, on May 1, 2000, he capitulated and cancelled his plan to de-REIT just three hours after we filed our proxy material with the SEC. Shareholders celebrated as the stock price quickly recovered. But, Mr. Beach says we deserve no credit for preserving Captec's REIT status and that the stock price is up to $11 because investors think the world of him. If you buy that, Mr. Beach deserves the "sales job of the year" award.

Has Mr. Beach given up on his idea to de-REIT Captec and merge it with his risky private finance company? Here is what he himself said: "We continue to believe the plan announced in December would maximize value for all shareholders over the long term." It sure sounds like he may consider reviving it in the future.

To get your vote, Mr. Beach says he is "exploring" a sale of the company. We do not believe he is serious about selling Captec to the highest bidder because (1) he has not redeemed the poison pill and (2) he has not responded to inquiries from several potential buyers. After all, a sale of Captec would mean the end of his lucrative management fees and could cause his other company (which relies heavily on Captec) to collapse. Therefore, we think Mr. Beach will continue to do what is in the best interest of only one Captec shareholder -- Patrick L. Beach!

You need to act now to make sure that Mr. Beach never gets another chance to de-REIT Captec. The meeting is only a few days away and the election may be close. Delay could prove hazardous to your investment. Mr. Beach tried once to cut your dividend by 70%. If he is re-elected, he could be tempted to try something else to bail out his shaky finance company. And, whatever it is, it will surely be bad news for Captec shareholders. Therefore, if you want to preserve the value of your investment, you should return the GREEN proxy card today. If there is any doubt that it will be received prior to the August 9, 2000 meeting, please also fax it to us at (914) 747-5258. If you have any questions, please call us or e-mail us at OPLP@att.net.

							Yours truly,

Phillip Goldstein
Portfolio Manager